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                                                                     EXHIBIT 8.1

                       FORM OF KING & SPALDING TAX OPINION





                               [__________], 2001



InfoCure Corporation                               PracticeWorks, Inc.
239 Ethan Allen Highway                            1765 The Exchange
Ridgefield, Connecticut  06877                     Suite 500
                                                   Atlanta, Georgia  30339


Ladies and Gentlemen:

         We have acted as counsel to InfoCure Corporation, a Delaware corporation ("InfoCure"), in connection with (i) the proposed distribution (the "Distribution") by InfoCure of all of the issued and outstanding stock of PracticeWorks, Inc., a Delaware corporation ("PracticeWorks"), to the stockholders of InfoCure and (ii) certain corporate restructuring transactions to be undertaken by InfoCure and its subsidiaries in order to effect the Distribution (the "Corporate Restructuring Transactions"). The Distribution and the Corporate Restructuring Transactions will occur pursuant to the Agreement and Plan of Distribution expected to be entered into by and between InfoCure and PracticeWorks (the "Distribution Agreement"). InfoCure and PracticeWorks have requested our opinion as to the proper treatment of the Distribution and certain of the Corporate Restructuring Transactions for United States federal income tax purposes.

         Unless the context requires otherwise, capitalized terms used in this opinion letter and not otherwise defined herein shall have the meanings ascribed to such terms in the prospectus, which is contained in the Registration Statement on Form S-1 filed by PracticeWorks with the Securities and Exchange Commission, as amended (the "Registration Statement").

                        FACTS AND ASSUMPTIONS RELIED UPON

         In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement and the reports incorporated by reference therein, the Distribution Agreement, and the Tax Disaffiliation Agreement, the Transition Services Agreement, and the Employee Benefits Compensation and Allocation Agreement, each of which is expected to be entered into by and between InfoCure and PracticeWorks. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in


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InfoCure Corporation
PracticeWorks, Inc.
[__________], 2001
Page 2

such documents are true and correct, that any such representation or statement "to the best of the knowledge and belief" of any person (or with similar qualification) is true and correct without such qualification, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

         We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers and outside advisors of InfoCure and PracticeWorks, including representations made by InfoCure in a letter to us dated [________], 2001 and by PracticeWorks in a letter to us dated [_______], 2001 (collectively, the "Representation Letters"). With your consent, we have reviewed and relied upon the statements made and the conclusions reached in a letter to InfoCure from William Blair & Company, L.L.C., dated [_______], 2001 (the "William Blair Letter"), regarding the corporate business purposes for the Distribution. We have assumed, with your consent, that the statements contained in the Representation Letters and the William Blair Letter are true and correct in all respects on the date hereof and will continue to be true and correct at the time of the Distribution.

         Finally, we have assumed, again with your consent, that (1) during the four-year period beginning two years before the Distribution, no person or persons will acquire, directly or indirectly, stock representing a 50-percent or greater interest in InfoCure or PracticeWorks within the meaning of Section 355(e) of the Internal Revenue Code of 1986, as amended (the "Code"), and (2) none of the corporate acquisitions that were made by InfoCure at any time prior to the Distribution were made as part of a plan or series of related transactions that includes the Distribution within the meaning of Section 355(e).

                                     OPINION

         Based upon and subject to the foregoing, we are of the opinion that, although the matter is not free from doubt, (i) the contribution by InfoCure of certain assets and liabilities to PracticeWorks in exchange for shares of common stock of PracticeWorks, followed by the Distribution, should be treated as a reorganization within the meaning of Section 368(a)(1)(D) of the Code; (ii) the Distribution should be treated as a transaction to which Section 355 of the Code applies; and (iii) the PracticeWorks common stock should be treated as "qualified property" within the meaning of Section 361(c)(2) of the Code. If the Distribution is treated in accordance with the preceding sentence, the following U.S. federal income tax consequences generally will apply:

         - Except for any cash received in lieu of a fractional share of PracticeWorks common stock, an InfoCure stockholder will not recognize any income, gain or loss as a result of the receipt of PracticeWorks common stock in the Distribution.


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InfoCure Corporation
PracticeWorks, Inc.
[__________], 2001
Page 3


         - An InfoCure stockholder's holding period for shares of PracticeWorks common stock received in the Distribution will include the period for which that stockholder's shares of InfoCure common stock were held.

         - An InfoCure stockholder's tax basis for shares of PracticeWorks common stock received in the Distribution will be determined by allocating to shares of PracticeWorks common stock, on the basis of the relative fair market values of InfoCure common stock and PracticeWorks common stock at the time of the Distribution, a portion of the stockholder's basis in his or her shares of InfoCure common stock. The InfoCure stockholder's basis in his or her shares of InfoCure common stock will be decreased by the portion allocated to the shares of PracticeWorks common stock.

         - The receipt of cash in lieu of a fractional share of PracticeWorks common stock will be treated as a sale of the fractional share, and a stockholder will recognize gain or loss equal to the difference between the amount of cash received and the stockholder's basis in the fractional share, as determined above. The gain or loss will be long-term capital gain or loss if the stockholder's holding period for the fractional share, as determined above, is more than one year.

         - Neither InfoCure nor PracticeWorks will recognize any gain or loss in connection with the Distribution, other than deferred intercompany gains and excess loss accounts, if any, that may be triggered as a result of the Distribution or transactions undertaken in connection with the Distribution.

         Notwithstanding any other statement in this letter, no opinion is expressed herein as to the tax consequences of the Distribution to special classes of InfoCure stockholders, such as stockholders who acquired InfoCure common stock by exercising employee stock options or otherwise as compensation or who do not hold their shares of InfoCure common stock as a "capital asset" within the meaning of Section 1221 of the Code.

         The opinion expressed herein is based upon our analysis of the Code, the U.S. Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service, and judicial decisions as of the date hereof and represents our best legal judgment as to the matters addressed herein. Our opinion, however, is not binding on the Internal Revenue Service or the courts. Accordingly, no complete assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Moreover, the authorities upon which our opinion is based are subject to change, possibly on a retroactive basis, and any such changes could adversely affect the opinion rendered herein and the tax consequences of the Distribution and the related Corporate Restructuring Transactions.


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InfoCure Corporation
PracticeWorks, Inc.
[__________], 2001
Page 4

         As noted above, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, the assumptions that we have made, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate or if any of the assumptions we have made is, or later becomes, inaccurate.

         We hereby consent to the filing of a form of this opinion letter as an Exhibit to the Registration Statement and to the references to our firm in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the federal securities laws. Except as stated in this paragraph, this opinion letter may not be furnished to, quoted in whole or in part, or relied upon by any person other than InfoCure or PracticeWorks for any purpose without our prior written consent.

         Finally, our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Distribution or any other transaction, including any transaction undertaken in connection with the Distribution.


                                Very truly yours,